Exhibit 4.6


                      BONSO ELECTRONICS INTERNATIONAL INC.

                              EMPLOYMENT AGREEMENT
                                      WITH
                                  KIM WAH CHUNG


This Employment Agreement is made on the 27th day of March, 2008 at Shenzhen and entered into effective this 1st day of April, 2008, by and between Bonso Electronics International Inc., a British Virgin Islands international business company (the "Company"), and Kim Wah Chung, an individual ("Executive").

                                    RECITALS

         A. The Company desires to be assured of the association and services of Executive for the Company.

         B. Executive is willing and desires to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

         1. Employment. The Company hereby employs Executive as its Director of Engineering and Research and Development.

         2. Term. The term of this Agreement shall be for a period of five (5) years effective as of April 1, 2008, and ending on March 31, 2013, (the "Initial Term") unless terminated earlier pursuant to Section 5 below. This Agreement shall be automatically renewed for successive one year periods (the "Renewal Term") unless, at least 90 days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the Initial Term or any such Renewal Term.

         3. Compensation and Reimbursement.

         3.1 Base Salary. For all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of Two Hundred Thousand United States Dollars (US$200,000) per year (the "Base Salary"). The Base Salary shall be payable in equal, consecutive monthly installments. It is expressly understood and agreed that the Base Salary may be increased upon the approval of a majority of the members of the Board of Directors.


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         3.2 Bonus. In addition to the Base Salary and the Deferred
         Compensation, the Company shall pay Executive such Bonus or Bonuses as the Board of Directors shall determine in their sole discretion.

         3.3 Additional Benefits. In addition to the Base Salary and the Bonus, Executive shall be entitled to all other benefits of employment provided to the employees of the Company.

         3.4 Reimbursement. Executive shall be reimbursed for all reasonable "out-of-pocket" business expenses for business travel and business entertainment incurred in connection with the performance of his duties under this Agreement. The reimbursement of Executive's business expenses shall be upon monthly presentation to and approval by the Company of valid receipts and other appropriate documentation for such expenses.

         4.       Scope of Duties.

         4.1 Assignment of Duties. Executive shall have such duties as may be assigned to him from time to time by the Company's Board of Directors commensurate with his experience and responsibilities in the position for which he is employed pursuant to Section 1 above. Such duties shall be exercised subject to the control and supervision of the Board of Directors of the Company.

         4.2 General Specification of Duties. Executive's duties shall include, but not be limited to those duties that are generally associated with the position of a Director of a company similarly situated to the Company.

         The foregoing specification is not intended as a complete itemization of the duties which Executive shall perform and undertake on behalf of the Company in satisfaction of his employment obligations under this Agreement.

         4.3 Executive's Devotion of Time. Executive hereby agrees to devote his full time abilities and energy to the faithful performance of the duties assigned to him and to the promotion and forwarding of the business affairs of the Company, and not to divert any business opportunities from the Company to himself or to any other person or business entity.

         4.4      Conflicting Activities.

         (a) Executive may not, during the Initial Term or any Renewal Term of this Agreement, be engaged in other business activities without the prior consent of the Board of Directors of the Company. Further, nothing in this Agreement shall be construed as preventing Executive from investing his personal assets in passive investments in business entities which are not in competition with the Company or its affiliates.

         5.       Termination.

         5.1      Bases for Termination.

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         (a) Executive's employment hereunder may be terminated at any time by mutual agreement of the parties.

         (b) This Agreement shall automatically terminate on the last day of the month in which Executive dies or becomes permanently incapacitated. "Permanent incapacity" as used herein shall mean mental or physical incapacity, or both.

         (c) Executive's employment may be terminated by the Company (for any reason or no reason at all) at any time by giving Executive 180 days prior written notice of termination, which termination shall be effective on the 180th day following such notice. If Executive's employment under this Agreement is so terminated, the Company shall (i) make a lump sum cash payment to Executive within 10 days after termination is effective of an amount equal to (1) Executive's Base Salary accrued to the date of termination; (2) un-reimbursed expenses accrued to the date of termination; and (3) any other amounts due to Executive under any other provision of this Agreement.

         (d) Executive may terminate his employment hereunder by giving the Company 60 days prior written notice, which termination shall be effective on the 60th day following such notice.

         5.2 Payments Upon Termination Pursuant To Sections 5.1(a), or (d). Upon termination under Sections 5.1(a), or (d), the Company shall pay to Executive within 10 days after termination an amount equal to the sum of (1) Executive's Base Salary accrued to the date of termination; (2) un-reimbursed expenses accrued to the date of termination, and (3) any other amounts due to Executive under any other provision of this Agreement. Except for the foregoing compensation then due and owing, the Company shall not be obligated to compensate Executive, her estate or representatives after any such termination.

         6.       Miscellaneous.

         6.1 Transfer and Assignment. This Agreement is personal as to Executive and shall not be assigned or transferred by Executive without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

         6.2 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.


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         6.3 Governing Law. This Agreement is made under and shall be construed pursuant to the laws of BVI.

         6.4 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

         6.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement not so set forth herein.

         6.6 Modification. This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, cancellation or waiver.

         6.7 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

         6.8 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one or such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

         6.9 Right of Set-Off. Upon termination or expiration of this Agreement, the Company shall have the right to set-off against the amounts due Executive hereunder the amount of any outstanding loan or advance from the Company to Executive.

         6.10 Effective Date. This Agreement shall become effective as of the date set forth on page 1 when signed by Executive and the Company.


IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first set forth above.


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BONSO ELECTRONICS INTERNATIONAL INC.


By:_____________________________________
Anthony So,  Chairman and Director






 Accepted by_______________________________
 Kim Wah Chung



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